UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 1, 2007, SIRVA, Inc. (“SIRVA”) was notified by the New York Stock Exchange, Inc. (the “NYSE”) of SIRVA’s non-compliance with the NYSE’s continued listing standards relating to average market capitalization and average closing price per share of SIRVA’s common stock. SIRVA has failed to satisfy these standards because its average market capitalization was less than $75 million over a 30 trading-day period and because the average closing price of SIRVA’s common stock was less than $1.00 per share over a consecutive 30 trading-day period. If SIRVA fails to regain compliance with these continued listing standards, it will be subject to suspension by the NYSE and delisting by the Securities and Exchange Commission.

Under NYSE rules, SIRVA has 45 days from the date of its receipt of the notice to submit to the NYSE a business plan demonstrating how SIRVA will regain compliance, within 18 months, with the average market capitalization listing standard. SIRVA intends to notify the NYSE that it expects to submit a business plan within 45 days, demonstrating how SIRVA will remedy, within the required time frame, its non-compliance with this continued listing standard.

With respect to the $1.00 average closing price per share listing standard, SIRVA has ten business days from the date of its receipt of the non-compliance notice to inform the NYSE of its intent to rectify this deficiency and six months to cure it or be subject to suspension and delisting procedures. SIRVA intends to notify the NYSE that it intends to cure this deficiency within the required time frame.

On October 5, 2007, SIRVA issued a press release describing the notification received from the NYSE described in this Item 3.01. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                               Exhibits

99.1                           Press Release dated October 5, 2007.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: October 5, 2007

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit	Description

99.1	Press Release dated October 5, 2007.